Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 17, 2017	TRADED: Nasdaq

LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
WESTERVILLE, Ohio, August 17 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the fourth quarter and fiscal year ended June 30, 2017. Highlights are as follows:
Fourth Quarter Results

•	Total net sales increased 1.9% to $289.9 million versus $284.5 million last year.

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Retail net sales grew 6.1% with Olive Garden® dressings and Sister Schubert's® frozen dinner rolls noted contributors to organic growth of 4.1%. Incremental sales from Angelic Bakehouse, a producer of sprouted grain bakery products acquired in mid-November 2016, also drove retail net sales. The impact of slightly higher trade spending and coupon expenses was nearly offset by reduced new product placement costs.

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Sales in the foodservice channel decreased 2.5% as the restaurant industry continues to be challenged by declining same-store sales and store traffic. Beyond these industry-wide headwinds, our foodservice sales were lowered by residual deflationary pricing and a recent second-sourcing initiative by one of our customers. Our commitment to profitable growth also resulted in a modest amount of foregone foodservice sales in the quarter. Limited-time-offer programs with our national chain customers were flat compared to the prior year.

•	Gross profit declined $2.7 million to $72.5 million driven by the impact of increased commodity costs, higher freight costs and the deflationary foodservice pricing.

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Selling, general and administrative expenses rose $1.3 million as influenced by the addition of key leadership personnel over the past year and foundational investments in our business to support future growth and cost savings. The current quarter also included a one-time pre-tax benefit totaling $1.4 million from the full settlement of a class-action lawsuit related to a provider of in-store promotional advertising.

•	Operating income declined to $42.6 million from $46.6 million in the prior year on the lower gross profit and increased SG&A expenses.

•	Fourth quarter net income reached $28.5 million, or $1.04 per diluted share, compared to $30.6 million, or $1.12 per diluted share last year.
Fiscal Year Results

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Total net sales increased 0.9% to a record $1,202 million versus $1,191 million last year. Retail net sales advanced 3.6% for the year while foodservice net sales decreased 2.0% as both deflationary pricing and our targeted business rationalization efforts in that channel hampered sales growth.

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Operating income decreased to $174.7 million from $184.6 million in the prior year. Excluding the fiscal third quarter pre-tax charge of $17.6 million resulting from the company’s withdrawal from an underfunded multiemployer pension plan, fiscal year 2017 operating income increased $7.7 million to $192.3 million. Operating income benefited from lower input costs, particularly eggs in the first half of the fiscal year, while deflationary foodservice pricing and the investments made in personnel and business growth initiatives during the second half were offsetting factors.

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Net income declined to $115.3 million compared to $121.8 million a year ago while earnings per diluted share was $4.20 versus $4.44 last year. The estimated impact of the pension withdrawal costs on fiscal 2017 net income was $11.5 million or $.42 per diluted share.

•	The regular quarterly cash dividend was increased for the 54th consecutive year.

•	The company's balance sheet remained strong, with no debt outstanding and over $143 million in cash and equivalents as of June 30, 2017.
Fiscal 2017 Commentary
CEO David A. Ciesinski stated, “Fiscal 2017 was a year of significant change for Lancaster Colony as we positioned ourselves for future growth with additions to our leadership team to support the implementation of several strategic initiatives in the areas of business planning, product innovation, brand management, supply chain optimization and operational improvements. In addition, we acquired Angelic Bakehouse, a maker of premium sprouted grain bakery products with placement in the growing specialty bakery/deli section of the store, to provide another platform for product development and expansion. We are also pleased to report another year of record sales.”
Fiscal 2018 Outlook
Mr. Ciesinski added, “As we look towards fiscal 2018, we expect retail sales will benefit from a full year with Angelic Bakehouse and contributions from new product introductions planned for launch throughout the year. On the foodservice side, we have several initiatives planned in support of profitable growth with both our existing customer base and new business relationships. In the first half of the fiscal year, we will continue to see an increase in SG&A expenses compared to the prior year attributable to our investments in personnel and strategic programs as well as the incremental amortization and non-cash charges related to the Angelic Bakehouse business. We also expect a slightly higher level of retail trade spending and consumer marketing expense for certain retail brands in the fiscal first quarter. Commodity costs are projected to be modestly unfavorable during the course of fiscal 2018, particularly in the first half of the year. Our supply chain team’s recent lean six sigma initiative, with blackbelts and greenbelts now in place, will be focused on cost-saving opportunities and improved efficiencies throughout our operations.”
Conference Call on the Web
The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 17, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
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Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-
looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	price and product competition;

•	the impact of customer store brands on our branded retail volumes;

•	the effect of consolidation of customers within key market channels;

•	fluctuations in the cost and availability of ingredients and packaging;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	the ability to successfully grow recently acquired businesses;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	dependence on key personnel and changes in key personnel;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	the potential for loss of larger programs or key customer relationships;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	efficiencies in plant operations;

•	stability of labor relations;

•	the outcome of any litigation or arbitration;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	changes in estimates in critical accounting judgments; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.
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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com
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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
Net sales	$289,874	$284,490	$1,201,842	$1,191,109
Cost of sales	217,388	209,346	883,078	891,480
Gross profit	72,486	75,144	318,764	299,629
Selling, general & administrative expenses	29,867	28,521	126,381	115,059
Multiemployer pension settlement and related costs	(4)	—	17,635	—
Operating income	42,623	46,623	174,748	184,570
Other, net	331	21	768	63
Income before income taxes	42,954	46,644	175,516	184,633
Taxes based on income	14,467	16,030	60,202	62,869
Net income	$28,487	$30,614	$115,314	$121,764

Net income per common share:(a)
Basic	$1.04	$1.12	$4.21	$4.45
Diluted	$1.04	$1.12	$4.20	$4.44

Cash dividends per common share	$0.55	$0.50	$2.15	$6.96

Weighted average common shares outstanding:
Basic	27,396	27,357	27,376	27,336
Diluted	27,446	27,399	27,440	27,373

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016

NET SALES - Specialty Foods	$289,874	$284,490	$1,201,842	$1,191,109

OPERATING INCOME
Specialty Foods	$45,094	$49,726	$187,051	$196,592
Corporate expenses	(2,471)	(3,103)	(12,303)	(12,022)
Total Operating Income	$42,623	$46,623	$174,748	$184,570

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2017	June 30, 2016
ASSETS
Current assets:
Cash and equivalents	$143,104	$118,080
Receivables	69,922	66,006
Inventories	76,376	76,097
Other current assets	11,744	7,644
Total current assets	301,146	267,827
Net property, plant and equipment	180,671	169,595
Other assets	234,588	197,310
Total assets	$716,405	$634,732

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,353	$39,931
Accrued liabilities	35,270	33,072
Total current liabilities	76,623	73,003
Other noncurrent liabilities and deferred income taxes	63,805	48,131
Shareholders’ equity	575,977	513,598
Total liabilities and shareholders’ equity	$716,405	$634,732

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